GROWTH TURBINE

Agreement for Regulation-A Offering Marketing Services

GROWTH TURBINE

PARTIES:
This client service agreement (this "Agreement'" is entered into by **9629033 Canada INC DBA GrowthTurbine.com**, a Canada-based company (the "Company") and **Alternative Ballistics Corporation, a Nevada corporation**, with its registered office at **5940 S. Rainbow Blvd., Las Vegas, Nevada 89118** (the "Client"). The Client and Company may be referred to as the "Parties" and individually as a "Party."

The "Effective Date" of this Agreement is the date next to Client's signature on the signature page hereto and, if no such date, then the date of qualification of Client's Offering with the SEC..

1. PURPOSE:
The Client wishes to market its Regulation A offering (the "Offering") and retain the services of the Company as set forth in Appendix 1 (the "Services").

2. SCOPE OF SERVICES
The Company shall complete the Services as described in Appendix 1 and made a part of this Agreement, but in all cases the Services shall not include any services which would require registration with the United States Securities and Exchange Commission ("SEC") as a broker or -dealer. Unless specifically set forth herein, additional services must be agreed upon in writing by the Parties.

3. PAYMENT:
3.1. Service Fee:
The Client agrees to pay the Company a "Service Fee" of USD$15,000.00 per month. In addition, the Client will be charged a fee of 10% of ad spend over USD $50,000.00 per month (if applicable). The Company shall promptly notify Client at such time that the ad spend has reached the USD $50,000 limit and receive approval in writing to increase the ad spend over the limit prior to being entitled to receive the 10% fee therefor.

3.2. Payment Terms:
The Service Fee, as applicable, under Section 2 of this Agreement is due upon the Effective Date of this Agreement, and then every 30 calendar days thereafter for the Term (as defined in Section 5 of this Agreement).

4. CLIENT COOPERATION AND COMMITMENTS:
4.1. Cooperation
4.1.1. The Company
The Company shall use good faith efforts to complete the work outlined in this Agreement as quickly and efficiently as possible as agreed upon in writing by the Parties. The Client acknowledges that the Company may provide its services to any other clients for any other products, without limitation. The Client further acknowledges that the Company's ability to complete the work is dependent upon the Client's cooperation, data, and content supply, input, feedback, and approvals, over which the Company has no control. The Company is not liable for any delays in delivery of any work under this Agreement caused by the Client's lack of cooperation or delay. The Company acknowledges that it has previous experience and has marketed itself as experts in providing their Services, and therefore shall provide their Services in compliance with Regulation A as promulgated by the SEC.
4.1.2. The Client
The Client agrees to cooperate with the Company to effectively market the Offering and such cooperation shall include, but is not limited to, answering questions related to the product/service that is the subject of the ad campaign, providing feedback on the Company's management of the ads related to the Offering, and distributing content and materials prepared by the Company in connection with the Offering.
4.2. Deliverable Acceptance
The Client has seven business days after receipt of a final deliverable from the Company to fully accept the applicable deliverable or to bring to the attention of the Company any changes, required to comply with the terms of this Agreement, or scope of work. If at any time, Client requests additional work or services outside this Agreement, such work or services may be subject to a new Agreement and additional costs to Client.

4.3. Marketing, advertising, and other expenses
The Client understands and agrees to pay for software subscriptions, analytical tools, marketing, advertisement, press release publication, and any other paid services as deemed necessary by the Company, provided they are pre-approved in writing by the Client. The Client agrees that the Company may advertise the product/service through their advertising account and will invoice the Client for all the marketing and advertising expenses incurred. The Company will request pre-approval of such costs from the Client.

4.4. Cancellation
In the event the project is canceled, the Client will forfeit either (a) the first Service Fee or (b) the pro-rated Service Fee based

on tasks completed or the term of engagement, whichever is higher.

5. TERM:
The "Term" of this Agreement is 60 calendar days from the Effective Date. This Agreement may be renewed or extended upon mutual agreement of the Parties and will automatically terminate at the end of the Term unless otherwise renewed or extended.

6. EARLY TERMINATION:
The "cooling-off period" for this Agreement is three business days from the Effective Date, meaning that Client may terminate the Agreement without any penalty and shall be refunded any moneys paid to Company pursuant to this Agreement. Should the Client wish to terminate the Agreement after the cooling off period, the Client will forfeit the Service Fee for the Term of the Agreement.

7. REMEDIES:
The right of a Party to terminate this Agreement in the event of a default by the other Party shall be without limitation of any other legal remedies available to the non-defaulting Party.

8. INDEPENDENT CONTRACTOR:
The Company is an independent contractor. Neither the Company nor any of the Company's officers, employees, agents, or sub-contractor, if any, is an employee of the Client under this Agreement, or by the performance of any work under this Agreement. The Company may provide its services to any other clients for any other products, without limitation.

9. OWNERSHIP OF WORK PRODUCT AND ACCESS TO PLATFORM:
9.1. Ownership
The Company acknowledges and agrees that all developments and work products that it has made or conceived or will make or conceive either solely or jointly in performing its services and any intellectual property rights embodied therein (collectively, "Work Product") shall be owned exclusively by Client. The Company waives and relinquishes all claims to copyright or other intellectual property rights in favor of the Company's obligations under this section shall survive the termination of this Agreement.

9.2. The Company's Use
The Company shall have the right to publicize any work created for the Client for the sole purpose of marketing to prospective clients.

9.3. Customer Contact Lists
Notwithstanding the foregoing, the Company shall retain the right to use any customer lists developed and procured by the Company; provided, however, that the Company shall not retain any customer or contact lists developed by the Client and provided to the Company (if any) and the Company shall not have the right to contact any of the Client's customers or contacts following termination of this Agreement without the express written consent of the Client. This provision shall survive termination of this Agreement.

10. CONFIDENTIALITY:
10.1. Confidential Nature of Information
The Company shall treat all information obtained from Client in the performance of this Agreement as confidential and proprietary to the Client. The Company shall treat all records and work products prepared or maintained by the Company in the performance of this Agreement as confidential.
10.2. Limitation on use and disclosure
Except as expressly outlined in this Agreement, the Company agrees that it will not use any information obtained as a consequence of the performance of work for any purpose other than the fulfillment of the Company's scope of work. The Company will not disclose any information prepared for Client, obtained from the Client, or obtained as a consequence of the performance of work, to any third parties without the written consent of the Client.

11. REPRESENTATIONS AND WARRANTIES:
The Company represents and warrants that it will perform the services outlined in this Agreement in a professional and workmanlike manner, in accordance with generally accepted industry standards. The Company represents and warrants that it has the right and authority to enter into and perform this Agreement, and that the performance of such obligations will not conflict with or result in a breach of any agreement to which it is a party, or by which it may be bound.

12. SEVERABILITY
If any provision of this Agreement is held to be unenforceable for any reason, such provision shall be reformed only to the extent necessary to make it enforceable.

12. NOTICES:
All notices required or permitted under this Agreement shall be via e-mail and shall be deemed delivered when sent to signees listed under Section 24 of this Agreement.

13. SUCCESSORS OR ASSIGNS:
All terms, conditions, and provisions of this Agreement shall apply to and bind the respective heirs, executors, administrators, successors, and assigns of the Parties.

14. LAWS AND VENUE:
This Agreement and disputes arising out of or relating to the Agreement or the Parties' relationship are governed by the laws of the State of Nevada, United States. All claims related to this Agreement shall be brought in the City of Las Vegas, Nevada, United States.

15. INTEGRATION AND MODIFICATION:
This Agreement represents the entire understanding of the Parties as to those matters contained herein. No prior oral or written understanding shall be of any force or effect to those matters covered hereunder. This Agreement may not be modified, amended, or altered except in writing signed by the Parties.

16. WAIVER:
The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. ATTORNEYS FEES:
Should any action at law or equity be brought or commenced for any relief, or to enforce, interpret or construe the provisions of this Agreement or any agreements or instruments contemplated hereunder, including without limitation any action or application to any court of competent jurisdiction for the issuance of any provisional relief, including injunctive relief, then in addition to any other relief to which that Party may be entitled, the prevailing Party shall be entitled to recover its actual attorney's fees, expert fees, costs, and expenses, which may be determined by the court or arbitrator in the same action or proceeding, or in a separate arbitration proceeding brought for that purpose.

18. TAXES:
The fee listed above does not include applicable federal, provincial, and local excise, sales, consumer use, and other similar taxes required by law for the execution of the work. These taxes, if any, will be added to the invoice.

19. CAPTIONS AND INTERPRETATIONS
Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either Party because that Party or his legal representative drafted such provision.

20. NON-DISPARAGEMENT
Both 'Parties' agrees and covenants that they, their family members, friends, business associates, or partners, will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other party or its businesses, or any of its employees, directors, officers, customers, suppliers, investors, and other associated third Parties. This Section does not, in any way, restrict or impede the Parties from exercising protected rights to the extent that such rights cannot be waived by Agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, ororder.

21. AUTHORITY:
The individuals executing this Agreement represent and warrant that they have the legal capacity and authority to do so on behalf of their respective legal entities.

22. Consultation Phone Calls and Deliverables:
Both Parties acknowledge that the primary focus of this Agreement is on the Services specified in Appendix 1. It is further understood that the Company is not obligated to explain the intricacies of every step taken to achieve these deliverables during consultation calls. Unscheduled consultation and meetings can detract from the productive time dedicated to executing the tasks outlined in this Agreement.
Unless explicitly stipulated within this Agreement, any meetings requested by the Client part shall be considered additional services and are not covered under the terms of this Agreement. Any fees associated with such additional services must be agreed to in writing prior to such services being rendered.

GROWTH TURBINE

For Company:

Varun Sharma | Director

Varun Sharma

01 / 30 / 2024

For Client:

Vanessa Luna | EVP

Vanessa Luna

01 / 30 / 2024

Appendix 1 – Deliverables

The Company will perform the following Services during the Term of this Agreement:

1. **Campaign Strategy:** Creation of an expert campaign strategy, meticulously customized to align with the Client's unique requirements, including as a Regulation A offering. This strategy will incorporate Company's deep expertise in the industry and utilize cutting-edge practices.
2. **Investor App Outreach Campaign**: The Company will set up comprehensive investor outreach campaigns for up to two members of the Client's team. This service includes the crafting of up to four direct message (DM) copywriting, the setup of outreach and messages for the Client to engage in, and ongoing reporting. This targeted approach ensures a strategic alignment with the Client's campaign objectives, leveraging the Company's expertise in investor communications to facilitate effective engagement and relationship building.
3. **Multi-Channel Ad Creative Design and Copywriting:** The Company will produce up to ten distinct ad creatives monthly, each tailored for the most effective channels. This involves using the Company's extensive knowledge to select channels that align with each ad, employing custom audiences for targeted advertising. The goal is to ensure each creative resonates with its intended audience, enhancing engagement and conversion rates.
4. **Custom High-Impact Advertising Campaign Development**: Designing and launching customized advertising campaigns across various channels. These campaigns will be strategically focused on capturing the attention of targeted audiences and enhancing conversion rates.
5. **Analytics Dashboard Implementation**: Provision to set up analytics dashboard for the Client. This will offer insights into campaign performance metrics such as impressions, click-through rates, and advertising expenditure.
6. **Continuous Advertising Strategy Refinement**: Ongoing enhancement and fine-tuning of advertising strategies. This involves leveraging data-driven insights to ensure optimal performance and maximize the Client's return on investment.
7. **Reporting**: The Company will hold biweekly meetings with the Client for progress updates and strategy discussions. Additional meetings beyond this biweekly schedule will incur extra charges, with terms and rates agreed upon in advance.

Signature Certificate

Reference number: HUAQR-JL4RB-7UHVG-7NQ7X

Signer	Timestamp	Signature
Varun Sharma Email: varun.sharma@growthturbine.com		*Varun Sharma*
Sent:	30 Jan 2024 16:16:19 UTC	
Viewed:	30 Jan 2024 16:16:22 UTC	
Signed:	30 Jan 2024 16:16:45 UTC	
Recipient Verification:		IP address: 142.113.247.230
✓Email verified	30 Jan 2024 16:16:26 UTC	Location: Carp, Canada
Vanessa Luna Email: vanessa@alternativeballistics.com		*Vanessa Luna*
Sent:	30 Jan 2024 16:16:19 UTC	
Viewed:	30 Jan 2024 16:26:54 UTC	
Signed:	30 Jan 2024 16:27:41 UTC	
Recipient Verification:		IP address: 104.5.116.74
✓Email verified	30 Jan 2024 16:26:54 UTC	Location: Rancho Santa Fe, United States

Document completed by all parties on:
30 Jan 2024 16:27:41 UTC